Exhibit 3.13

CERTIFICATE OF FORMATION

OF

GRAHAM PACKAGING LATIN AMERICA, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST:  The name of the limited liability company (hereinafter called the “limited liability company”) is:

Graham Packaging Latin America, LLC

SECOND:  The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

Executed on February 14, 1997

/s/ Susan L. Nannelli
Susan L. Nannelli, Authorized Person